Exhibit D

                             JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(i) promulgated under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing of this Statement on
Schedule 13D on behalf of each of them, including any amendments thereto.

This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date:  July 8, 2005

Rio Tinto plc


By: /s/ Anette Lawless
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   Name:  Anette Lawless
   Title: Secretary



Kennecott Canada Exploration Inc.


By: /s/ Shannon Crompton
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   Name:  Shannon Crompton
   Title: Assistant Secretary